  British
Columbia

December 27, 2002

CAMPNEY & MURPHY
2100 1111 W GEORGIA ST
VANCOUVER BC V6E 4M3

Dear Kevin E. Hisko:

Re: ENTREE GOLD INC. - Number 500988

I hereby authorize the continuation of the above company to the jurisdiction of the Business Corporations Act (Yukon).

My office will require a certified copy of the instrument of continuation, certified by a proper officer of the Business Corporations Act (Yukon), to complete the continuation out under section 37 of the Company Act.

My consent is valid for six months, ending June 27, 2003.

Yours truly,

/s/ J.S. Powell

John S. Powell
Registrar of Companies

Inquiries: Dissolution/Restoration Section - phone 250 356-5986 or fax 250 356-6422

Ministry of Finance	Corporate and Personal Property Registries	Mailing Address: PO Box 9431 Stn Prov Govt Victoria BC V8W 9V3	Location: Second Floor 940 Blanshard Street Victoria